Exhibit 5.1

[Letterhead of Cooley Godward LLP]

August 4, 2006

LeapFrog Enterprises, Inc.

6401 Hollis Street, Suite 100

Emeryville, California 94608

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by LeapFrog Enterprises, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 3,150,000 shares of the Company’s Class A Common Stock, $.0001 par value per share (the “Shares”), pursuant to its 2002 Non-Employee Directors’ Stock Award Plan (the “Directors’ Plan”), 2002 Equity Incentive Plan (the “Incentive Plan”) and the Stock Option Agreement between Jeffrey G. Katz and the Company, granted outside the Company’s stock option and purchase plans (the “Katz Option”) (the Directors’ Plan, Incentive Plan and Katz Option being hereinafter each referred to as a “Plan”).

In connection with this opinion, we have examined the Plans, the Registration Statement and related Prospectuses, your Certificate of Incorporation and By-laws, as amended and restated, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the applicable Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:	/s/ Kenneth L. Guernsey
Kenneth L. Guernsey